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                                  EXHIBIT 99
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                      Press Release Dated October 2, 1995
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                                                                      EXHIBIT 99
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[Logo of Commercial Federal here]
                                                                    News Release


Date:          October 2, 1995

Contact:       Stan R. Blakey
               Vice President and Director of Investor Relations
               (402) 390-6553


IMMEDIATE RELEASE
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     Omaha, Nebraska (October 2, 1995) - Commercial Federal Corporation (NYSE:
CFB) today reported that it has completed its previously announced acquisition of Railroad Financial Corporation, parent company of Railroad Savings Bank, fsb, headquartered in Wichita, Kansas. In this transaction, Commercial Federal acquired Railroad's 18 full-service offices, 71 agency offices, assets of approximately $615 million and deposits of approximately $422 million, which will be merged with Commercial Federal.

     Omaha-based Commercial Federal, with assets of approximately $6.6 billion, now has a total of 91 branches in the states of Nebraska (31), Kansas (23), Colorado (20) and Oklahoma (17). Commercial Federal is the 18th largest publicly-held thrift institution in the nation.

     "We are extremely pleased to be able to add the high-quality operations of Railroad Financial to our growing organization," said William A. Fitzgerald, chairman and chief executive officer of Commercial Federal. "Railroad was a profitable, well-managed institution that will contribute to our earnings and marketplace presence. Railroad's former president, Gary Baugh, has joined Commercial Federal as a senior vice president and state director for our Kansas operations."

     In this transaction, Commercial Federal acquired the 2,116,047 outstanding shares of common stock of Railroad Financial Corporation.

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     During the last 24 months, Commercial Federal has added 41 retail offices and deposits of approximately $1.4 billion through five separate acquisitions in Kansas, Oklahoma and Nebraska.

     "Financial services to our new Railroad customers will continue without interruption," Fitzgerald said. "Deposits will be insured by the Federal Deposit Insurance Corporation, just as they were in the past. In addition, they are now backed by the strength of our well-capitalized $6.6 billion organization and our 108 years of banking experience.

     "Commercial Federal is anxious to introduce our extensive array of savings, checking, mortgage loan, consumer loan, insurance and investment products to our new Kansas customers," Fitzgerald added.

     Commercial Federal Corporation is the parent company of Commercial Federal Bank, a federal savings bank. Commercial Federal shares are traded on the New York Stock Exchange under the symbol "CFB."